EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Nicole Donegan
Director, Marketing and Communications
ndonegan@severnbank.com
(410) 260-2045

Severn Bancorp Appoints Chief Operating Officer

ANNAPOLIS, MD (July 16, 2009) —  Severn Bancorp, Inc., (Nasdaq SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced the appointment of Philip V. Jones, Jr. as Executive Vice President and Chief Operating Officer.  Jones joins from Sovereign Bank in Columbia, MD where he served as Executive Vice President, National Commercial Real Estate.

Prior to joining Severn, Jones spent over thirty years in the banking industry in key management positions in both retail and lending fields.   His role at Severn will be to oversee mortgage lending, underwriting and credit, risk mitigation and banking relations.

Commenting on the appointment, Alan J. Hyatt, president and chief executive officer said: “We are delighted to have someone with Phil’s vast industry experience and knowledge joining our team in such an important role.  I have full confidence in his years of experience in sales and business development.  His insight will prove valuable and helps set the stage for the bank’s continued growth and solidifying Severn’s position as the premier community bank in the region.”

About Severn Savings Bank
Founded in 1946, Severn Savings Bank, FSB is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets exceeding $990 million and four branches located in Annapolis, Edgewater and Glen Burnie.  The bank specializes in exceptional

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customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.
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